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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS RAISES FIRST QUARTER 2006 NET SALES AND EARNINGS ESTIMATE

     - NET SALES EXPECTED TO RISE 34 TO 37 PERCENT IN FIRST QUARTER OF 2006 OVER PRIOR YEAR QUARTER

     - COMPANY ESTIMATES DILUTED EARNINGS PER SHARE FOR THE FIRST QUARTER OF 2006 WILL RANGE FROM 53 TO 56 CENTS

     CLEVELAND, Ohio, March 30, 2006 - Lamson & Sessions (NYSE:LMS) today announced an increase in its estimates of first quarter 2006 net sales and earnings growth. Net sales are estimated to reach $132 million to $135 million, an increase of 34 to 37 percent over the $98.8 million reported in the first quarter of 2005. The Company has experienced encouraging sales order activity across all of its key end markets.

     Based on the higher net sales expectations, the Company is increasing its earnings estimate to a range of $8.3 million to $8.8 million, or 53 to 56 cents per diluted share for the first quarter of 2006. In the first quarter of 2005, the Company reported earnings of $2.2 million, or 15 cents per diluted share.

     In a previous release on February 16, 2006, the Company estimated that net sales for the first quarter of 2006 would range from $123 million to $127 million with diluted earnings per share ranging from 41 to 44 cents.

     The Company expects to report its first quarter 2006 earnings on April 28, 2006.

     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies,

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(iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends and
(v) any adverse change in the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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